UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
January 11, 2008

TVIA, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-30539	94-3175152

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
4001 Burton Drive
Santa Clara, CA 95054
(Address of principal executive offices, including zip code)
(408) 327-8000
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.
     As previously reported, the Audit Committee of Tvia, Inc (the “Company”) conducted an investigation regarding certain financial accounting matters of the Company during the first and second quarters of 2007 (the “Audit Committee Investigation”). Based upon the results of the Audit Committee Investigation, the Company announced in its Current Reports on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on January 30, 2007 and April 10, 2007 (the “Current Reports”) that its historical financial statements should not be relied upon.
     Following the Audit Committee Investigation, the Company attempted to reconcile the various accounts that were affected by the side arrangements or other contingencies discovered in the Audit Committee Investigation, including arrangements as to inventory of the Company’s products that remained unsold by distributors. The Company has negotiated with several distributors for the return of inventory, which has been substantially recovered.
     During the account reconciliation process described above, the Company discovered several instances where funds paid to the Company by new customers or potential customers may have been improperly applied to accounts that were affected by the side agreements. The Company has conducted an investigation into the misapplication of funds and the relationship of these payments to the side agreements (the “Subsequent Investigation”). Based on the results of the Subsequent Investigation, the Company believes that certain funds received from customers were misapplied during the period from approximately August 2005 to December 2006. The Subsequent Investigation is currently focused on identifying the size and scope of the transactions in question and the parties responsible for these transactions.
     The Company believes that the activities described above may have caused it to recognize revenue other than in accordance with its accounting policies and led to other financial misstatements. Although the amounts in question have not yet been determined, the Company believes that these amounts may have been material. In addition, the timing of the transactions affected by the side arrangements and potential misapplication of funds has not been finally determined. As a result, on January 11, 2008, the Board of Directors of the Company (the “Board”) concluded that the financial statements and all earnings press releases and similar communications issued by the Company prior to the date hereof should not be relied upon. These facts form an additional basis for non-reliance on these financial statements and other communications to those disclosed in the Current Reports.
     As disclosed in the Company’s Current Report on Form 8-K filed with the SEC on September 24, 2007 and as amended on October 5, 2007 (the “September 2007 Current Report”), BDO Seidman, LLP resigned as the Company’s independent registered public accounting firm on August 13, 2007. The Company has not yet engaged a new independent registered public accounting firm, and, consequently, the Audit Committee has not discussed the matters disclosed in this Current Report with any independent registered accountant.
     The Company is considering what action to take against those former employees responsible for the matters discovered in the Audit Committee Investigation and Subsequent Investigation. The Company has also referred this matter to the SEC and intends to cooperate fully with the SEC.
     The Company is assessing its options with respect to these matters in light of its present financial resources. The Company has not yet determined what, if any, additional investigation it will conduct in response to the findings of the Subsequent Investigation or whether it will engage outside legal counsel or accountants to further investigate these matters. The Company will continue to consider the feasibility of filing restated financial statements in light of its financial circumstances and as it proceeds with certain previously announced strategic initiatives.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995:
     This Current Report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” and their variations are intended to identify forward-looking statements. Forward-looking statements include the amount misappropriated in connection with the matters discussed above; the period in which the activities discussed above took place and the persons involved in such activities; the outcome of any further investigation or other action that the Company or federal or state authorities may undertake with respect to these matters; the availability of insurance coverage; any remediations that the Company may take with respect to any financial accounting and disclosure control deficiencies it may discover; and the Company’s ability to filed restated financial statements. These statements speak only of the date hereof and are subject to risks and uncertainties that could cause actual results to differ materially, including further review of the matters discussed above, actions that may be taken or required as a result of the Investigation, including the need to restate prior financial results, and the conclusions reached by Tvia’s management, audit committee and board of directors based on the results of the Investigation, and any further review or investigation. For other factors that could cause Tvia’s results to vary, please see the section entitled “Risk Factors” in Tvia’s Annual Report on Form 10-K, as amended, for the fiscal year ended March 31, 2006 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 and other factors detailed from time to time in Tvia’s filings with the Securities and Exchange Commission. Tvia undertakes no obligation to revise or update publicly any forward-looking statements.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tvia, Inc.
By:	/s/ Eli Porat
Eli Porat
Chief Executive Officer

Date: January 16, 2008